Exhibit 99.2
Petroflax S.A.
Balance Sheet as of June 30, 2007,
Statements of Income and Cash Flows for the Six Month Periods Ended June 30, 2007 and 2006

Petroflax S.A.
Financial Statements (unaudited)

Page
Financial Statements
Balance Sheet as of June 30, 2007 (unaudited)	3
Income Statements for the Six Month Periods Ended June 30, 2007 and 2006 (unaudited)	4
Statements of Cash Flows for the Six Month Periods Ended June 30, 2007 and 2006 (unaudited)	5

Notes to Financial Statements (unaudited)	6-7

Petroflax S.A.
Balance Sheet as of June 30, 2007 (Unaudited)
(amounts in USD, except share data)

2007
Current Assets
Cash & equivalents	$606,251
Accounts receivable, net of $18,995 allowance	1,708,323
Inventory	571,218
Other	202,682

Total current Assets	3,088,474

Property, Plant & Equipment, net	3,547,357

Total assets	$6,635,831

Current Liabilities
Short term debt	$2,805,097
Trade accounts payable	1,014,545
Due to shareholder	746,827
Other	280,569

Total current liabilities	4,847,038

Shareholders’ Equity
Share capital, $19.50 par value, 20,000 shares authorized and 18,000 shares outstanding	320,616
Treasury stock	(682,560)
Retained earnings	1,527,954
Restricted retained earnings	294,868
Accumulated other comprehensive income	327,915

Total equity	1,788,793

Total liabilities & equity	$6,635,831

Petroflax S.A.
Income Statements (Unaudited)
For the Six Month Periods Ended June 30
(amounts in USD)

	2007	2006

Revenues	$5,344,186	$4,043,433
Operating costs and expenses:
Cost of sales	4,065,846	2,929,027
Depreciation	116,913	90,997
Selling, general & administrative expense	404,339	216,654

Total operating costs	4,587,098	3,236,678

Operating income	757,088	806,755

Interest expense	71,718	27,170

Income before income taxes	685,370	779,585

Income taxes	90,400	123,021

Net income	$594,970	$656,564

Petroflax S.A.
Statements of Cash Flows (Unaudited)
For the Six Month Periods Ended June 30
(amounts in USD)

	2007	2006

Operating activities
Net income	$594,970	$656,564
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation expense	116,913	90,997
Asset write-offs	—	49,600
Changes in operating assets and liabilities:
Accounts receivable	(619,660)	(342,366)
Inventory	200,201	82,985
Other current assets	149,106	22,020
Trade accounts payable	(37,373)	140,825
Other liabilities	26,311	69,972
Other non-current liabilities	(55,502)	8,834
Other	—	(3,856)

Cash provided by operating activities	$374,966	$775,575

Investing activities
Cash paid for property, plant & equipment	(907,054)	(186,657)
Proceeds from disposals	331,536	—

Cash used in investing activities	$(575,518)	$(186,657)

Financing activities
Payment of dividends	(577,208)	(527,666)
Bank borrowings	929,519	174,224
Payments on shareholder loans	(9,333)	(55,634)

Cash provided by financing activities	$342,978	$(409,076)

Effect of exchange rates on cash & equivalents	48,322	24,453

Change in cash	$190,748	$204,295
Cash & equivalents, January 1,	415,503	245,703

Cash & equivalents, June 30,	$606,251	$449,998

Petroflax S.A.
Notes to Financial Statements (Unaudited)
(amounts in USD)
1.	DESCRIPTION OF THE BUSINESS
Established in 1994, Petroflax S.A. (“Petroflax” or the “Company”) is a joint-stock company with 100% Romanian capital. The Company’s primary operations are located in Peatra Neamt, Romania.

The Company principally manufactures rolls and sheets of foil and expanded polyethylene-based products, which are used as construction applications, sports and leisure products, and wrapping materials.

Approximately 50% of the Company’s sales are generated outside of Romania.

The Company maintains the books in new Romanian Lei (RON) according to Romanian accounting standards. For US GAAP, reconciliation was made from the statutory accounting, starting with January 1, 2006.
Currency Translation

The functional currency of Petroflax is Romanian Lei. The financial statements and notes to the financial statements as presented herein have been translated to United States dollars using the end-of-period exchange rate for assets and liabilities and the period’s average exchange rate for revenue and expense components, with any resulting translation adjustments included in shareholders’ equity as the only component of accumulated other comprehensive income. Foreign currency transaction gains and losses resulting from transactions executed in currencies other than the Company’s functional currency are included in the results of operations.
2.	INVENTORIES
The major components of inventories as of June 30, 2007 are as follows:

2007

Finished goods	$405,145
Raw materials	166,073

$571,218

3.	PROPERTY, PLANT & EQUIPMENT
Property, plant and equipment at June 30, 2007 consists of the following:

2007

Land, buildings and improvements	$1,459,023
Machinery and equipment	1,914,365
Other, including construction-in-progress	796,886

4,170,274
Less: Accumulated depreciation	(622,917)

$3,547,357

4.	DEBT

The Company’s debt as of June 30, 2007 consists of the following:

OTP Bank	$898,070
BRD-Groupe Societe Generale	1,040,268
Alpha Bank	760,742
Other	106,017

Total debt	$2,805,097

The Company’s debt instruments are subject to various covenants the Company is required to comply with. As of June 30, 2007 the Company had not complied with certain of these covenants. Breach of such covenants may expose the Company to penalties and interest, or in some cases cause the debt to be callable by the banks. As a result, all debt is classified as current. These covenant violations did not cause the debt to be called and all debt was settled in connection with the sale of the Company in July 2007 (see footnote 6).

5.	RELATED PARTIES

As of June 30, 2007, the Company has $746,827 payable to a shareholder for the repurchase of his shares by the Company.

During the six month periods ended June 30, 2007 and 2006, the Company had purchases from related parties, primarily parties under common ownership, for transportation services, vehicle rentals, inventory and sales promotion. Total purchases from related parties totaled approximately $325,000 and $255,000 for the six months ended June 30, 2007 and 2006, respectively. As of June 30, 2007 the Company had approximately $11,500 payable to related parties for such activities. Such amount is recorded as a component of trade accounts payable.

6.	SUBSEQUENT EVENTS

On July 4, 2007, Pregis GmbH acquired all of the Company’s outstanding share capital for approximately $12 million, including estimated direct costs of the acquisition. Pregis GmbH is a subsidiary of Pregis Corporation, an international manufacturer, marketer and supplier of protective packaging products and specialty packaging products.

The rubber and recycling business and certain other assets were sold or transferred and thus carved out of the Company prior to its acquisition by Pregis GmbH. In 2006, the rubber and recycling business generated sales amounting to $395,000.